UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA

HAROLD DEWHURST and DAVID BRYAN, on behalf of themselves and all other persons similarly situated, and United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC,

         Plaintiffs,

   v.

CENTURY ALUMINUM COMPANY, CENTURY ALUMINUM OF WEST VIRGINIA, INC., CENTURY ALUMINUM MASTER WELFARE BENEFIT PLAN, and DOES 1 THROUGH 20,

         Defendants.

C.A. No. 2:09−cv−01546 (Formerly C.A No. 2:09-cv-1033, S.D. Ohio) Judge John T. Copenhaver, Jr. Class Action Demand for Jury Trial

SETTLEMENT AGREEMENT
This settlement agreement (which, together with the Exhibits hereto, is referred to as the “Settlement Agreement”), dated February 9, 2017, is between Century Aluminum of West Virginia, Inc. (“CAWV”), by and through its attorneys, and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL‑CIO, CLC (“USW”), and Class Representative David Bryan, on behalf of the Class (collectively “USW/Retirees”), by and through Plaintiffs’ Counsel, in the class action of Dewhurst, et al. v. Century Aluminum Company, et al., Civ. Act. No. 2:09-cv-01546 (S.D.W. Va.) (the “Dewhurst Case”).

The Parties hereby agree to this Settlement Agreement, which by its terms resolves and settles all claims of the Class Representative, the Class Members, and the USW against Century Aluminum Company, CAWV, and Century Aluminum Master Welfare Benefit Plan (including their parents or subsidiaries, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, affiliates, benefit plans, plan fiduciaries, and/or administrators, and all persons acting by, through, under or in concert with any of them) regarding the entitlement to and/or provision or vesting of retiree medical obligations that are the subject of the Dewhurst Case, and settles any and all other legal questions respecting the entitlement to and/or provision or vesting of retiree medical obligations that could have been raised in the Dewhurst Case. This Settlement Agreement is, in its entirety, subject to approval by the Court and each of the other terms and conditions set forth herein.
1.     Definitions
1.1    CAWV. The term “CAWV” shall refer to Century Aluminum of West Virginia, Inc.
1.2    CAWV Retiree Medical Plan. The term “CAWV Retiree Medical Plan” shall mean CAWV’s or Ravenswood Aluminum Company’s (“RAC’s”) retiree medical benefit plan(s) which provided or provides coverage for eligible retiree medical costs incurred by the Class Members.
1.3    Century. The term “Century” shall refer to Century Aluminum Company, Century Aluminum of West Virginia, Inc., and Century Aluminum Master Welfare Benefit Plan, named Defendants in the Dewhurst Case, as well as their parents or subsidiaries, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, affiliates, benefit plans, plan fiduciaries, and/or administrators, and all persons acting by, through, under or in concert with any of them.
1.4    Class or Class Members. The term “Class” or “Class Members” shall mean all current or former employees (including laid off employees) of CAWV’s Ravenswood facility (“Ravenswood Plant”) and their spouses, dependents, and surviving spouses who either (1) retired (other than with a deferred vested pension) from RAC or CAWV after February 6, 1989 and prior to November 1, 2012 and who are not currently receiving medical benefits from CAWV, (2) retired or retire (other than with a deferred vested pension) from CAWV on or after November 1, 2012 and who may be currently receiving medical benefits from CAWV, or (3) retired or will retire from CAWV after the layoff at the Ravenswood Plant in February 2009 after losing their active medical coverage while on layoff and as to whom CAWV has denied or asserted that it will deny retiree medical coverage due to their not being enrolled in the active medical plan at the time of their retirement. Employees who break service after November 1, 2012 without immediate pension eligibility are not Class Members. The Parties believe that the only individuals who allegedly may have a claim for retiree medical benefits under the CBAs and/or the CAWV Retiree Medical Plan are those individuals who are Class Members, and the Parties are unaware of the existence of any other individuals who are not Class Members who allegedly may have such a claim. Attached as Exhibit 1 to this Settlement Agreement is the list of individuals who have been identified by the parties as Class Members. This list represents the Parties’ best effort to identify Class Members and does not necessarily constitute an exhaustive list of all Class Members. If an individual meets the definition of Class Member as set forth herein, that individual is a Class Member under this Settlement Agreement whether or not he or she is listed on Exhibit 1. An individual who is a Class Member but who is not listed on Exhibit 1 may be eligible to obtain Plan benefits if the VEBA Trust Committee confirms that the individual meets the definition of a Class Member, as set forth in Section 4.4, infra.
1.5 Class Counsel. The term “Class Counsel” shall refer to William Payne, Pamina Ewing, and Bradley J. Pyles (as previously certified on June 24, 2010, Docket No. 78).
1.6    Class Representative. The term “Class Representative” shall mean David Bryan and any other person who may be certified by the Court as a representative of the Class in the Dewhurst Case.
1.7    Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
1.8    Collective Bargaining Agreements or “CBAs”. The term “CBAs” shall refer to the collective bargaining agreement(s) made and entered into by RAC and/or CAWV and the USW from 1988 through 2006, covering certain hourly employees at the Ravenswood Plant, including the April 4, 1988 CBA between Kaiser Aluminum & Chemical Company (“Kaiser”) and the USW that was assumed by RAC. The term “CBAs” also refers to pre-1988 collective bargaining agreements made and entered into by Kaiser and the USW.
1.9    Court. The term “Court” shall mean the United States District Court for the Southern District of West Virginia.
1.10    Effective Date. The term “Effective Date” shall mean the date upon which this Settlement Agreement goes into effect, which shall be the first date on which the conditions set forth in Section 10.1 have been satisfied.
1.11    ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.12    Final. The term “Final” shall mean with respect to any judicial ruling or order, that the period for any appeals, petitions, motions for reconsideration, rehearing or certiorari or any other proceedings for review (“Review Proceeding”) has expired without the initiation of a Review Proceeding, or, if a Review Proceeding has been timely initiated, that there has occurred a full and final disposition of any such Review Proceeding without a reversal or modification, including the exhaustion of proceedings in any remand and/or subsequent appeal after remand.
1.13 HRA. The term “HRA” means the Health Reimbursement Arrangement to be established by the VEBA Trust Committee.
1.14    Judgment. The term “Judgment” shall mean the final order(s) entered by the Court in the Dewhurst Case approving this Settlement Agreement in all respects. In the event that the Court enters separate orders certifying the Class, approving this Settlement Agreement, or specifying that the Settlement Agreement is authorized by Section 302(c)(2) of the LMRA, the term “Judgment” shall refer to all such orders collectively.
1.15    LMRA. The term “LMRA” shall mean the Labor-Management Relations Act of 1947, as amended, and any successor statute thereto.
1.16    Parties. The term “Parties” shall mean CAWV, the USW, and the Class Representative.
1.17    Plaintiffs’ Counsel. The term “Plaintiffs’ Counsel” shall refer to both Class Counsel and Joseph Stuligross, appearing for the USW.
1.18    Plan. The term “Plan” (or “Plan of Benefits”) shall mean the plan of benefits to be established by the VEBA Trust Committee for the benefit of the Class Members.
1.19    RAC. The term “RAC” shall refer to Ravenswood Aluminum Company.
1.20    Ravenswood Plant. The term “Ravenswood Plant” refers to the CAWV facility located at Century Road, Ravenswood, West Virginia 26164.
1.21     Retiree Committee. The term “Retiree Committee” shall mean those Class Members who participated in the negotiation of this Settlement Agreement from time to time.
1.22    Surviving Spouse. The term “surviving spouse” shall mean the spouse of an individual who is deceased or becomes deceased prior to the Effective Date and, on the day before such individual’s death, was a retiree of the Ravenswood Plant (other than with a deferred vested pension).
1.23    USW. The term “USW” shall mean the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL‑CIO, CLC.
1.24    Trust Agreement. The term “Trust Agreement” shall refer to the “USW/Crucible Retirees Health and Welfare Trust Agreement.”

1.25    USW Releasor. The term “USW Releasor” shall mean USW, the Class Representative, Plaintiffs’ Counsel, Class Members, Local Union No. 5668 of the USW (“Local 5668”) and anyone making a claim on behalf of, through or under them by way of subrogation or otherwise.
1.26    VEBA Payments. The term “VEBA Payments” shall mean the payments that CAWV shall make to the VEBA Trust, as set forth in Section 4.2.
1.27    VEBA Trust. The term “VEBA Trust” shall mean the USW/Crucible Retirees Health and Welfare Trust.
1.28    VEBA Trust Committee. The term VEBA Trust Committee shall mean the individuals from time to time acting collectively as the committee under the Trust Agreement that sponsors, controls, and manages the operation and overall administration of the VEBA Trust and the Plan established under the VEBA Trust.
2.    Description of the Litigation
CAWV owns one plant which is located in Ravenswood, West Virginia. The plant is an aluminum smelter which, when operating, produced metal in various forms. The USW is a labor organization which serves as the exclusive bargaining representative of CAWV’s bargaining unit employees at the Ravenswood Plant.
The Ravenswood Plant was previously owned by Kaiser Aluminum & Chemical Company (“Kaiser”) until 1989, when it was purchased by RAC. When RAC purchased the Ravenswood Plant, it assumed the then-current CBA and retiree medical liability for employees who retired after February 6, 1989. RAC did not assume any liability for retiree medical obligations for persons retiring on or before February 6, 1989. In 1997, RAC was renamed CAWV.
In February 2009, due to adverse financial conditions and forecasts, CAWV decided to curtail all operations at the Ravenswood Plant. Subsequently, on or about October 19, 2009, CAWV announced that, effective January 1, 2010, it intended to modify the retiree medical benefits that it provided to retirees, spouses, surviving spouses, and dependents of retirees who were represented, when employed, by the USW and who retired after February 6, 1989 and before June 1, 2006. In particular, CAWV announced termination of all health benefits for those age 65 or older who retired in that time period, and instituted a system of monthly premiums, deductibles, and increased co-payments for those under age 65.
On November 2, 2009, CAWV filed a class action complaint against the USW and four retirees in the United States District Court for the Southern District of West Virginia, seeking a declaratory judgment affirming the company’s right to modify or terminate retiree medical benefits effective January 1, 2010. Thereafter, on November 13, 2009, the USW and two retirees (“USW/Retirees”) sued Century in the Southern District of Ohio, thus instituting the Dewhurst Case. Thereafter, on December 16, 2009, the USW/Retirees filed a motion for a preliminary injunction in the Southern District of Ohio, seeking the continuation of the retirees’ medical benefits. On December 23, 2009, without ruling on the preliminary injunction motion, the District Court for the Southern District of Ohio granted Century’s motion to transfer the Dewhurst Case to the Southern District of West Virginia.
On December 30, 2009, the District Court for the Southern District of West Virginia (the “Court”) consolidated the transferred Ohio action with CAWV’s pending action. The Court subsequently granted the Parties’ joint motion for class certification and granted a motion to dismiss CAWV’s original declaratory judgment action.
On January 11, 2010, the USW/Retirees filed an amended motion for a preliminary injunction. They argued that the healthcare benefits that they previously received are vested for life, and that CAWV’s termination and/or modification of those benefits violated the LMRA, 29 U.S.C. § 185, and sections 502(a)(1)(B) and (a)(3) of ERISA, 29 U.S.C. § 1132(a)(1)(B) and (a)(3). On June 24, 2010, the Court denied the USW/Retirees’ motion, and the USW/Retirees appealed to the Fourth Circuit Court of Appeals.
While the appeal to the Fourth Circuit was pending, on December 31, 2010, CAWV made further modifications to retiree health benefits for Ravenswood retirees. Specifically, CAWV terminated all health benefits for those under age 65 who retired after February 6, 1989 and before June 1, 2006, and for all those who retired on or after June 1, 2006 and prior to November 1, 2010 regardless of their age. Beginning January 1, 2011, CAWV covered the COBRA costs for medical and prescription benefits for all pre-age 65 retirees and dependents until the earlier of the retiree or dependent turning age 65 or June 30, 2011.
On August 22, 2011, the Fourth Circuit affirmed the Court’s denial of the USW/Retirees’ motion for preliminary injunction.
The USW/Retirees subsequently filed a First Amended Complaint to add claims on behalf of those retirees who retired on or after June 1, 2006 and prior to November 1, 2010 and whose benefits had been terminated by CAWV.
On October 14, 2011, Century filed a Motion to Dismiss the USW/Retirees’ First Amended Complaint. While that motion was pending, the USW/Retirees moved for leave to file a Second Amended Complaint to add additional factual allegations. The Court granted the USW/Retirees’ motion, and provided Century the opportunity to file a Motion to Dismiss the Second Amended Complaint. After Century’s Motion to Dismiss the Second Amended Complaint was fully briefed, the Court granted the Parties’ joint motion to hold Defendants’ Motion to Dismiss in abeyance pending settlement discussions. On June 11, 2012, Plaintiffs filed a Third Amended Complaint which amended the class definition. After the Parties’ initial settlement discussions were unsuccessful, on August 9, 2012, Century filed a Motion to Dismiss the Third Amended Complaint. On December 19, 2012, the Court denied Century’s Motion to Dismiss the Third Amended Complaint.
On December 31, 2012, CAWV made further modifications to retiree health benefits for Ravenswood retirees. Specifically, CAWV terminated all health benefits for retirees who retired on or after November 1, 2010 and before November 1, 2012. Beginning January

1, 2013, CAWV covered the COBRA costs for medical and prescription benefits for all pre-age 65 retirees and dependents until the earlier of the retiree or dependent turning age 65 or June 30, 2013.
On February 26, 2014, Century filed a Motion for Summary Judgment. On July 27, 2015, Century announced its intention to permanently close the Ravenswood Plant. The Court granted Century’s Motion on September 9, 2015. The Court found, as a matter of law, that the applicable CBA language clearly and unambiguously provided that the retirees’ healthcare benefits remained in effect for the terms of the applicable CBAs only, and that there was no basis in light of that language to conclude that those benefits vested beyond the terms of the applicable CBAs. Thus, the Court entered judgment for Century and dismissed the case.
On October 7, 2015, Plaintiffs filed a timely appeal to the Fourth Circuit. After this appeal was fully briefed, the Parties renewed their settlement discussions and ultimately reached an agreement in principle in September 2016.
3.    Benefits of Settlement
3.1    Position of the USW and the Class. The USW and the Class Representative, through Plaintiffs’ Counsel, have carefully reviewed the Court’s summary judgment decision, as well as the Court’s and the Fourth Circuit’s decisions on the motion for preliminary injunction in this Case, and have conducted a substantial factual investigation and legal inquiry prior to entering into this Settlement Agreement. The Parties engaged in extensive discovery, which has been thoroughly reviewed by the USW and the Class Representative, through Plaintiffs’ Counsel. This included, inter alia, the production and review of thousands of pages of documents, the taking of a number of depositions, review of CAWV’s financial information, review and analysis of CBAs, benefits plans and SPDs, FAS 106 Letters, actuarial information, and review of material on CAWV’s health care costs. The USW and the Class Representative, through Plaintiffs’ Counsel, have also thoroughly investigated the law applicable to the Class Members’ claims and have done so considering the CBAs and health care plan documents affecting these claims. Although the USW, the Class Representative and Plaintiffs’ Counsel believe that the retiree medical benefits at issue here are vested, the Court ruled against Plaintiffs on summary judgment, and there is a risk that the Fourth Circuit would affirm that ruling. The USW, the Class Representative and Plaintiffs’ Counsel also acknowledge that there are risks and delays inherent in any litigation of an issue of this nature.
The USW, Class Representative, and Plaintiffs’ Counsel desire to protect the Class Members by enabling them to participate in the Plan established under the VEBA Trust so that they are eligible for reimbursement for certain medical expenses and for contributions toward the purchase of health and welfare benefits under the Plan. Given this consideration, but without admitting that CAWV’s contentions in this Case have merit, the USW, Class Representative and Plaintiffs’ Counsel have determined that it is desirable, beneficial and in the best interest of the Class that the claims of the Class be settled in the manner and on the terms set forth herein, and that these terms are fair and reasonable.

3.2    Position of CAWV. It is the position of CAWV that Plaintiffs’ claims regarding Class Members’ eligibility for, entitlement to, and/or vesting of retiree medical benefits have no merit. Because of the procedural history to date, including the Court’s decision to grant Century’s Motion for Summary Judgment on the grounds that CAWV, as a matter of law, had not agreed to provided vested retiree medical benefits and the language of the governing documents, CAWV believes that there is a substantial likelihood that it would prevail in the appeal before the Fourth Circuit. Nonetheless, CAWV acknowledges that there are risks and delays inherent in any litigation on an issue of this nature and substantial amounts of time, energy and resources have already been spent on this litigation. CAWV believes that it is desirable, beneficial and in the best interests of all Parties that the claims of the USW and the Class be settled in the manner and on the terms set forth herein, and that these terms are fair and reasonable.
4.    Payments to the VEBA Trust
4.1    Termination of CAWV Obligations. On and after the Effective Date, CAWV shall have no obligation to provide retiree medical benefits of any type to any Class Member; CAWV’s sole obligation shall be to make the payments set forth in Section 4.2 herein. In the event of any future dispute between any Class Member, the VEBA Trust, and/or the USW regarding the VEBA Trust’s administration of the Plan of Benefits, under no circumstances shall Century be subject to being included as a party to such dispute.
4.2     Payments to the VEBA Trust.
Following the Effective Date, CAWV will be obliged to make the payments described in this Section 4.2 to the VEBA Trust (the “VEBA Payments”).
4.2.1    First Payment. Within fifteen business days of the Effective Date, CAWV shall make a payment to the VEBA Trust in the amount of five million dollars and no cents ($5,000,000).
4.2.2    Annual Payments. Thereafter, on or before each annual anniversary of the Effective Date, CAWV shall make a subsequent payment to the VEBA Trust in the amount of two million dollars and no cents ($2,000,000), until such time as CAWV’s total payment is $23 million, made as one payment of $5,000,000, and nine payments of $2,000,000 each.
4.3    Administration of VEBA Payments. The Parties agree that the VEBA Trust Committee shall be obligated to apply the VEBA Payments to provide the Plan of Benefits as summarized in Section 5.B of the Class Notice (which is described in Section 9 herein) and defray the reasonable costs of administration.
4.4    Unidentified Class Members. The Parties agree that, as of January 11, 2017, there are 758 individuals who are identified as Class Members, as listed in Exhibit 1. An individual who falls within the definition of Class Member as set forth in Section 1.4 is a Class Member under this Settlement Agreement whether or not he or she is listed on Exhibit 1.
In the event that an individual whose name does not appear on Exhibit 1, provides notice to the VEBA Trust Committee that he or she believes that he or she is a member of the Class pursuant to this Settlement Agreement, such individual must demonstrate to the VEBA Trust Committee that he or she falls within the definition of Class Member as set forth in Section 1.4.
If such individual adequately demonstrates his or her status as a Class Member pursuant to this Settlement Agreement, the VEBA Trust shall recognize that individual to be a Class Member, and shall not deny eligibility for Plan benefits on the basis of such individual’s non-inclusion on Exhibit 1. CAWV will cooperate with USW, Plaintiffs’ Counsel, the VEBA Trust, and with any individual seeking to demonstrate entitlement pursuant to this Section as reasonably necessary to determine eligibility, including providing information reasonably necessary to identify and locate Class Members, and to determine eligibility for benefits; provided, however, that CAWV shall have no obligation to make any additional payments to the VEBA Trust other than those provided for in Section 4.2 of this Settlement Agreement.
5.    Guaranty Agreement
Century Aluminum Company shall guarantee CAWV’s payment obligations set forth in Section 4.2 of this Settlement Agreement, pursuant to a Guaranty Agreement substantially in the form of Exhibit 2 to this Settlement Agreement (“Guaranty Agreement”). This Guaranty Agreement sets forth the only obligations of Century Aluminum Company under this Settlement Agreement. To the extent that the terms of the Guaranty Agreement and this Settlement Agreement conflict, the terms of the Guaranty Agreement shall govern.
6.    Participation Agreement
CAWV shall execute a Participation Agreement with the VEBA Trust, substantially in the form of Exhibit 3 to this Settlement Agreement (“Participation Agreement”). To the extent that the terms of the Participation Agreement and this Settlement Agreement conflict, the terms of the Participation Agreement shall govern.
6.1    Purpose of the Participation Agreement. The purpose of the Participation Agreement is to establish the legal basis for CAWV’s payments to the VEBA Trust and for the participation by the Class in the Plan.
7.    Cooperation
7.1    Beginning with the Court’s preliminary approval of this Settlement Agreement through implementation and initial operation of the Plan, CAWV shall cooperate with the VEBA Trust Committee to ensure an orderly transition to the VEBA Trust’s payment to Class Members of reimbursement and HRA account contributions. CAWV shall undertake such reasonable actions and, to the extent that CAWV has information that will enable the VEBA Trust Committee to perform its management and administrative functions with respect to the Plan, it shall furnish such information, including, without limitation, the former enrollment of participants in the CAWV Retiree Medical Plan, the retrieval and transfer of electronic data in a form and to the extent maintained by CAWV regarding the age, service, pension eligibility, marital or dependent status, mortality of pensioners, and enrollment information of Class Members, and communication with Class Members by the VEBA Trust regarding the provision of benefits. In addition, CAWV will cooperate with USW, Plaintiffs’ Counsel, and the VEBA Trust as reasonably necessary to facilitate payment of funds from the VEBA Trust to the individual Class Members for expenses incurred for insurance coverage prior to the Effective Date, including providing data on premiums paid by individual Class Members to CAWV and/or the CAWV Retiree Medical Plan.
7.2    The USW and Plaintiffs’ Counsel shall cooperate with CAWV and the VEBA Trust in order to execute the Participation Agreement described in Section 6 of this Settlement Agreement.
    8.    Dispute Resolution
8.1    Coverage. Any controversy or dispute arising out of or relating to, or involving the enforcement, implementation, application or interpretation of this Settlement Agreement shall be enforceable only by CAWV and its successors, the USW, and the Class Representative, and the Court will retain exclusive jurisdiction to resolve any such disputes between the Parties.
8.2    Attempt at Resolution. Although the Court retains exclusive jurisdiction to resolve disputes arising out of or relating to the enforcement, implementation, application or interpretation of this Settlement Agreement, the Parties agree that prior to seeking recourse to the Court, they shall attempt to resolve the dispute through the following process:
8.2.1    For all disputes, the aggrieved party shall provide the party alleged to have violated this Settlement Agreement (“Dispute Party”) with written notice of such dispute, which shall include a description of the alleged violation and identification of the Section(s) of the Settlement Agreement allegedly violated. Such notice shall be provided so that it is received by the Dispute Party no later than 30 calendar days from the date of the alleged violation or, if later, from the date on which the aggrieved party knew of the facts that give rise to the alleged violation. If the Parties are unable to resolve the matter within 21 calendar days of the aggrieved party’s provision of the written notice described in this Section 8.2.1, the aggrieved party may seek recourse to the Court.
8.3    All the time periods in Section 8 of this Settlement Agreement may be extended by agreement in writing by the parties to the particular dispute.
8.4    Alternate Means of Resolution. Nothing in this Section 8 shall preclude CAWV and its successors, the USW, and Plaintiffs’ Counsel from agreeing on a form of alternative dispute resolution, and any such form shall, when concluded, be of final, conclusive and binding effect.
9.    Class Action Notice and Procedures
The Class Representative, the USW and CAWV will seek entry of an order approving this Settlement Agreement that is in a form mutually agreeable to the Parties, at the earliest practicable date.
The Parties shall seek from the Court an order (the “Notice Order”) providing that notice of the hearing on the proposed settlement (the “Fairness Hearing”) shall be given to the Class (“Class Notice”) by mailing a copy of the Class Notice, substantially in the form attached to this Settlement Agreement as Exhibit 4, to the Class Members. The Class Notice shall include, without limitation, information on the terms of this Settlement Agreement, as well as information on the benefits to be provided by the VEBA Trust. Until entry of the Judgment, copies of this Settlement Agreement will also be on file with the Court, and available for inspection by Class Members at the USW offices at 60 Blvd. of the Allies, Pittsburgh, PA 15222, and at the offices of Plaintiffs’ Counsel, and on the USW website.
10.    Conditions and Effective Date of Settlement
10.1    This Settlement Agreement shall be effective on the date that the conditions described in Sections 10.1.1 and 10.1.2 have been satisfied.
10.1.1     Class Certification Order. An order must be entered by the Court in the Dewhurst Case modifying the Court’s class certification order of June 24, 2010 so that the Class is defined as in 1.4 supra as a non opt-out class action under Rule 23(b)(2) and/or Rule 23(b)(1)(A) of the Federal Rules of Civil Procedure (the “Class Order”).
This condition shall be deemed to have failed upon the Court’s issuance of an order denying certification of the Class in the Dewhurst Case as a non opt-out class action or upon issuance of an order certifying the Dewhurst Case as a class action on behalf of a class the membership of which is less inclusive than as defined in Section 1.4 of this Settlement Agreement, unless CAWV, the USW and Plaintiffs’ Counsel agree in writing to such alternative class description.
10.1.2     Approval Order. An order must be entered by the Court in the Dewhurst Case granting final approval to this Settlement Agreement in all respects and as to all parties, including CAWV, the USW, Class Representatives and Class Members.
This condition shall be deemed to have failed upon issuance of an order disapproving this Settlement Agreement, or upon the issuance of an order approving only a portion of this Settlement Agreement but disapproving other portions, unless CAWV, the USW, the VEBA Trust, and Plaintiffs’ Counsel agree otherwise in writing.

11.    Termination of Settlement Agreement
11.1    Termination. This Settlement Agreement shall terminate, and thereupon become null and void except as otherwise provided herein, if the conditions in Section 10 are not fully satisfied.
11.2    Consequences of Termination of the Settlement Agreement. In the event that this Settlement Agreement terminates in accordance with Section 11.1, the Dewhurst Case shall, for all purposes with respect to the Parties, revert to its status as of the day this Settlement Agreement was executed, including return to the Fourth Circuit Court of Appeals for consideration of the currently pending appeal.
12.    No Admissions; No Prejudice
12.1    Notwithstanding anything to the contrary, whether set forth in this Settlement Agreement, the Judgment, the Notice Order, any documents filed with the Court in the Dewhurst Case, any documents whether provided in the course of or in any manner whatsoever relating to the discussions between CAWV and the USW or USW Ravenswood retirees with respect to retiree medical benefits or relating to this Settlement Agreement, whether distributed, otherwise made available to or obtained by any person or organization, including, without limitation, the Class Members, or the spouses, surviving spouses or dependents of any of the foregoing, or to the USW or CAWV in the course of the negotiations that led to entry into this Settlement Agreement, or otherwise:
12.1.1     CAWV denies and continues to deny any wrongdoing or legal liability arising out of any of the allegations, claims and contentions made against Century in the Dewhurst Case. None of the negotiations between CAWV, the USW, and the Retiree Committee with respect to medical benefits or regarding entry into this Settlement Agreement, nor this Settlement Agreement or any document referred to or contemplated herein, any action taken to carry out this Settlement Agreement, nor any retiree medical benefits provided pursuant to this Settlement Agreement (collectively, the “Settlement Actions”) is, may be construed as, or may be viewed or used as, an admission by or against CAWV of any fault, wrongdoing or liability whatsoever, or as an admission by CAWV of the validity of any claim or argument made by or on behalf of the USW, Class Representative or Class Members that retiree medical benefits are vested. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by CAWV may not be construed, viewed or used as an admission by or against CAWV that, following the termination of this Settlement Agreement pursuant to Section 11, it does not have the unilateral right to modify or terminate retiree medical benefits.
12.1.2     The USW, Class Representative and the Class Members claim and continue to claim that the allegations, claims, and contentions made against Century in the Dewhurst Case have merit. Neither this Settlement Agreement nor any document referred to or contemplated herein nor any actions undertaken in support of this settlement may be construed as, or may be viewed or used as, an admission by or against the USW, Class Representative or Class Members of any fault, wrongdoing, or liability whatsoever or of the validity of any claim or argument made by or on behalf of CAWV that CAWV had a unilateral right to modify or terminate retiree medical benefits or that retiree medical benefits are not vested. Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by USW, Class Representative or Class Members may not be construed, viewed, or used as an admission by or against the USW, Class Representative or Class Members that, in the event of the termination of this Settlement Agreement pursuant to Section 11 of this Settlement Agreement, CAWV has the unilateral right to modify or terminate retiree medical benefits.
12.1.3     Entering into this Settlement Agreement and performance of any of the Settlement Actions shall not be construed as, or deemed to be evidence of, an admission by any of the Parties hereto, and shall not be offered or received in evidence in any action or proceeding against any party hereto, including but not limited to any Class Member, in any court, administrative agency or other tribunal or forum for any purpose whatsoever other than to enforce the provisions of this Settlement Agreement or to obtain or seek approval of this Settlement Agreement in accordance with Rule 23(e) of the Federal Rules of Civil Procedure and the Class Action Fairness Act of 2005.
For the purposes of this Section 12, “CAWV,” “Century,” and the “USW” refer not only to CAWV, Century and the USW, respectively, as organizations, but as well to any and all of their respective directors, officers, and agents.
12.2    This Settlement Agreement and negotiations occurring in connection with reaching this Settlement Agreement are without prejudice to CAWV, the USW, the Class Representative and Class Members. The Parties may use this Settlement Agreement to assist in securing the Judgment approving the settlement. It is intended that CAWV, the USW, the Class Representative and Class Members may not use this Settlement Agreement, or negotiations occurring in connection with reaching this Settlement Agreement, as evidence against CAWV, the USW, the Class Representative and/or Class Members in any circumstance except where the Parties are operating under or enforcing this Settlement Agreement or the Judgment approving this Settlement Agreement.
12.3    Nothing in this Section 12 shall prevent CAWV, the USW, the VEBA Trust, the Class Representative and the Class Members from using, relying, or referring to, in support of their respective positions, any CBAs, plan document, summary plan description or communication unrelated to this Settlement Agreement (or the negotiations regarding the Settlement Agreement) provided to CAWV, USW, the retirees, their spouses, surviving spouses or dependents in the event that this Settlement Agreement is not approved or is terminated.
12.4    Notwithstanding Sections 12.1, 12.2 and 12.3, Section 12 shall not apply to medical claims incurred prior to the Effective Date under the terms of the CAWV Retiree Medical Plan as in effect at the time the claim is incurred, provided that such claim is not related to issues of vesting.

13.    Modification of the Settlement Agreement
In the event of extraordinary changed circumstances following the Effective Date, CAWV, the USW, the VEBA Trust, or Plaintiffs’ Counsel may move the Court to modify the terms of this Settlement Agreement; (a) if CAWV, the USW, the VEBA Trust, and Plaintiffs’ Counsel mutually consent to modification, or (b) if CAWV, the USW, and the VEBA Trust mutually consent to modification and provide notice to Plaintiffs’ Counsel, and the Court determines that the proposed modifications would not have a material adverse effect on Class Members; provided, however, that prior to any modification pursuant to this Section 13, CAWV has had not less than 60 days to confirm that, in its good faith judgment, the modification will not result in CAWV having to record any additional liability for post-employment benefits or incur any material costs as a result of the modification.
14.    Expenses and Fees
14.1    Expenses. CAWV shall pay all expenses related to providing Class Members with notice of the Settlement Agreement, including without limitation the compilation of address lists for Class Members, printing and mailing the Class Notice, publishing the Summary Notice, address searches for Class Member for whom notices are returned as undeliverable, and responding to Class Member inquiries.
14.2    Fees, Costs, and Enhancement Awards.  In order to maximize the recovery for Class Members, Class Counsel will not ask the Court to order any award for attorneys’ fees or expenses.  Each party will bear its own fees and costs. Plaintiffs will seek Court approval of enhancement awards not to exceed a cumulative total of $31,000 for the surviving Class Representative, David Bryan, as well as for the members of the Retiree Committee, including Karen S. Gorrell, Ronald Dixon, Luther Gibson, Clarence M. Lawrence, Lesley L. Shockey, John Morris and James D. Weltner. CAWV agrees that it will not oppose Plaintiffs’ application for enhancement awards.  If the Court denies Plaintiffs’ application for enhancement awards, this will have no impact on the amount of settlement.  If the Court grants Plaintiffs’ application for enhancement awards, CAWV will pay the amounts awarded directly to each awardee on the date that CAWV makes its first VEBA Payment as described in Section 4.2.1, and the sum total of these enhancement awards will be deducted from CAWV’s first VEBA Payment described in Section 4.2.1, not in addition to CAWV’s first VEBA Payment described in Section 4.2.1.
15.    Releases and Certain Related Matters
15.1    In consideration of CAWV’s entry into this Settlement Agreement, and the other obligations of CAWV contained herein, the Class Representative, Plaintiffs’ Counsel, and the USW hereby consent to the entry of the Judgment, which will be binding upon all Class Members as defined in Section 1.4. All of the release provisions set forth in this Settlement Agreement shall be provided in or encompassed by the Judgment.
15.2    As of the Effective Date, the USW Releasors shall forever release and discharge Century with respect to any and all rights, claims or causes of action that any

USW Releasor had, has, or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to any of the claims arising, or which could have been raised, in connection with the Dewhurst Case concerning the entitlement to and/or provision or vesting of retiree medical obligations, as well as any claims that this Settlement Agreement, any document referred to or contemplated herein or any action taken to carry out this Settlement Agreement is not in compliance with applicable laws and regulations; provided, however, in the event that the Settlement Agreement is terminated pursuant to Section 11, this release shall have no force or effect.
15.3    As of the Effective Date, the USW Releasors shall forever release and discharge Century from any and all rights, claims or causes of action that any USW Releasor had, has, or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to the claims raised in Grievances 11-02-G and 11-03-G concerning the requirement that an employee be enrolled in the active medical plan at the time of retirement in order to qualify for retiree medical coverage. Within three business days of the Effective Date, the USW agrees to withdraw with prejudice Grievance 11-02-G, filed by Elijah Morris on April 8, 2011 and Grievance 11-03-G, filed by Elijah Morris on May 5, 2011. A lapse in health insurance coverage prior to the date of retirement shall not be considered by the VEBA Trust in determining eligibility to participate in benefits offered under the Plan.
15.4. The Parties agree that the releases in Sections 15.2 and 15.3 constitute the only obligations of Local 5668 under this Settlement Agreement. Local 5668 was not involved in the negotiation of this Settlement Agreement, other than this Section 15. However, the Parties and Local 5668 agree that the agreements and obligations undertaken by CAWV that will benefit retired employees previously represented by Local 5668 provide consideration for Local 5668’s release in Sections 15.2 and 15.3.
15.5    The Parties expressly waive any rights and benefits conferred upon them by the provisions of California Civil Code Section 1542 (or similar provisions) which provides that “[a] general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
15.6    Notwithstanding Sections 15.1 through 15.5, Section 15 shall not apply to medical claims incurred prior to the Effective Date under the terms of the CAWV Retiree Medical Plan provided that such claim is not related to issues of eligibility for or provision or vesting of retiree medical benefits.
16.    Other Covenants
The USW shall use confidential information provided by CAWV or its advisors in connection with resolving the Dewhurst Case solely in connection with evaluating the Settlement Agreement and the amount of the VEBA Payments and will not disclose or disseminate, or cause to be disclosed or disseminated, beyond the USW representatives directly involved in such negotiations any such information provided by CAWV or any of its legal or financial advisors pursuant to or in preparation of such negotiations, except as may be required by a court order. Notwithstanding the foregoing, if any such information is made publicly available other than as a result of an act or omission of the USW, then the USW will not be subject to any restrictions on the use, disclosure or dissemination of such information.
17.    Other Provisions
17.1    References in this Settlement Agreement to “Sections,” “Paragraphs,” “Subparagraphs” and “Exhibits” refer to the Sections, Paragraphs, Subparagraphs and Exhibits of this Settlement Agreement unless otherwise specified.
17.2    The Court will, subject to Section 8, retain exclusive jurisdiction to resolve any disputes relating to or arising out of or in connection with the enforcement, interpretation or implementation of this Settlement Agreement. Each of the Parties hereto expressly and irrevocably submits to the jurisdiction of the Court and expressly waives any argument it may have with respect to venue or forum non conveniens.
17.3    This Settlement Agreement constitutes the entire agreement between the Parties regarding the matters set forth herein, and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement, other than representations, warranties and covenants contained and memorialized in this Settlement Agreement. This Settlement Agreement supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, regarding the matters set forth in this Settlement Agreement.
17.4    The captions used in this Settlement Agreement are for convenience of reference only and do not constitute a part of this Settlement Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Settlement Agreement, and all provisions of this Settlement Agreement will be enforced and construed as if no captions had been used in this Settlement Agreement.
17.5    The Class Representative expressly authorize Class Counsel to take all appropriate action required or permitted to be taken by the Class Representative pursuant to this Settlement Agreement to effectuate its terms and also expressly authorize Class Counsel to enter into any non-material modifications or amendments to this Settlement Agreement on behalf of them that Class Counsel deems appropriate from the date this Settlement Agreement is signed until the Effective Date; provided, that the effectiveness of any such amendment which adversely impacts the level of benefits to any Class Member or otherwise materially modifies the terms of this Settlement Agreement shall be subject to the approval of the Court.
17.6    This Settlement Agreement may be executed in two or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the Parties to this Settlement Agreement shall exchange among themselves original signed counterparts.
17.7    No Party to this Settlement Agreement may assign any of its rights hereunder without the prior written consent of the other parties, and any purported assignment in violation of this sentence shall be void.
17.8    Each of CAWV, the USW, Class Representative, Class Members and the Plaintiffs’ Counsel shall do any and all acts and things, and shall execute and deliver any and all documents, as may be necessary or appropriate to effect the purposes of this Settlement Agreement.
17.9    This Settlement Agreement shall be construed in accordance with applicable federal laws of the United States of America.
17.10    Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision preserving the same economic effect for the Parties under this Settlement Agreement.
17.11    In the event that any payment referenced in this Settlement Agreement is due to be made on a weekend or a holiday, the payment shall be made on the first business day following such weekend or holiday.
17.12    Any notice, request, information or other document to be given under this Settlement Agreement to any of the Parties by any other party shall be in writing and delivered personally, or sent by common carrier which guarantees next-day delivery, transmitted by facsimile, transmitted by email if in an Adobe Acrobat PDF file, or sent by registered or certified mail, postage prepaid, at the following addresses. All such notices and communication shall be effective when delivered by hand, or, in the case of registered or certified mail, or common carrier, upon receipt, or, in the case of facsimile or email transmission, when transmitted (provided, however, that any notice or communication transmitted by facsimile or email shall be immediately confirmed by a telephone call to the recipient):

If to the Class Representative or Plaintiffs’ Counsel, addressed to:
Feinstein Doyle Payne & Kravec, LLC
Law & Finance Building, Suite 1300
429 Fourth Avenue
Pittsburgh, PA 15219-1639

If to CAWV, addressed to:
Century Aluminum of West Virginia, Inc.
1 South Wacker Dr.
Suite 1000
Chicago, IL 60606

[signature page follows]

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

Century Aluminum of West Virginia, Inc.

By:	/s/ Erich Squire

Class Representative, David Bryan

By:	/s/ David Bryan

Class Counsel

By:	/s/ Pamina Ewing

Local No. 5668 of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union, AFL-CIO,·CLC

By:	/s/ David M. Martin

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union, AFL-CIO,·CLC

By:	/s/ Thomas M. Conway

By:	/s/ Ernest R. Thompson

[Signature Page to Settlement Agreement]